EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Michelle Sullivan, Samuel Adams
617-368-5165 office/ 617-510-2436 cell
Leigh Merrigan, Samuel Adams
617-368-5199 office/ 413-427-0005 cell

THE BOSTON BEER COMPANY ANNOUNCES PLANS TO EXPAND ITS
SAMUEL ADAMS BREWERY IN CINCINNATI

Mayor Luken and Brewer Jim Koch Announce Plans At January 6th Briefing

CINCINNATI, OH (January 6, 2005) -- Seven years after buying a historic brewery on Central Parkway in Cincinnati, The Boston Beer Company, brewer of Samuel Adams Boston Lager(R), is embarking on a major renovation and expansion of the brewing facilities, according to an announcement made this morning by the company's Founder and Brewer, Jim Koch.

"This classic brewery was making about 200,000 barrels a year when we acquired it in 1996," Koch explained. "With some equipment upgrades and expansion, and the dedication of our employees in Cincinnati, we have brought that capacity up to over 600,000 barrels a year. The expansion we announce today will allow us to work on a 24 hour 7 day schedule. We will be able to make over 800,000 barrels here a year here, while still maintaining our small batch, traditional methods. By adding the additional aging tanks, we can brew more beer and still maintain the longer aging and time-consuming brewing process that gives Samuel Adams beer its robust, distinctive taste."

"Doing what's best for the beer has always been our guiding principle," Koch continued. "Our decision to expand our brewery reflects this. It's a sound economic decision, but more important, it's an important quality decision. This traditional brewhouse allows us to make our Samuel Adams beers in small batches with the same recipe that my family has used since the 1860's."

"Cincinnati should be proud of this building and its history. I grew up in Cincinnati, and I've known this place since I was a kid. It means a lot to me to see it thriving again," Koch added.

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"We are indebted to The Boston Beer Company for saving this great, old brewery," said Mayor Luken. "Because in saving the brewery, the company also saved more than 100 jobs, and it rejuvenated Cincinnati's venerable history as one of America's great brewing cities. The arrival of Samuel Adams has been a tremendous benefit to the Over the Rhine neighborhood as well."

In addition to job creation, Cincinnati Mayor Luken cited the company's role in reestablishing Cincinnati as a great center of brewing.

The $6.5-6.7 million expansion, which is already underway, will include the addition of a new building to house twenty-four lagering and aging tanks in the cellars and replacement of old brewhouse equipment. When the renovation is completed, which is projected to be by September, 2005, The Boston Beer Company expects to hire additional employees, according to Plant Manager John Toerner.

Jim Koch founded The Boston Beer Company in 1984. Without the capital to build his own brewery, Koch rented brewing time in other breweries, including this one, which at that time was the Hudepohl-Schoenling Brewery. In 1988 the company opened a brewery in Boston which still operates today. When Koch secured an option to purchase this brewery in 1996 it was a move towards controlling the Company's own brewing destiny. The Company took over operations of the brewery in 1997.

"When the renovations are complete here in Cincinnati," Koch observed, "we will be brewing almost two-thirds of our total production here. That is extremely good news for us. It is extremely good news for Cincinnati as it furthers our commitment to this brewery which is the only brewery in the City remaining from the time when Cincinnati was one of the nation's brewing centers. It is extremely good news for our drinkers who appreciate the consistently high quality standards that our brewery always maintains."

THE BOSTON BEER COMPANY BACKGROUND:

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 650 international awards for its better-tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com

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